The Board of Directors
United Solar Systems Corp.:


We consent to the inclusion of our report dated March 15, 2000 except for note 12 which was as of April 4, 2000, with respect to the consolidated balance sheets of United Solar Systems Corp. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 1999, which report appears in the Form 10-Q of Energy Conversion Devices, Inc. dated May 15, 2000.


/s/ KPMG LLP

Detroit, Michigan
May 15, 2000